Exhibit 10.2

jive software 915 sw stark street, suite 400, portland, or 97205 o 1.503.295.3700 f 1.503.961.1047 www.jivesoftware.com

March 28, 2011

Bill Pierznik

2936 NW Savier St

Portland, OR 97210

Re:	Employment Terms

Dear Bill,

Jive Software (the “Company”) is pleased to offer you the position of General Counsel on the following terms:

Your base compensation will be $17,916.67 per month, which is equal to $215,000 annually, less payroll deductions and all required withholdings. In addition, you are eligible for a bonus up to $64,500 per year (30% of base salary), which will be paid semi-annually based on company performance and individual MBOs. New employees will be paid on a pro rata basis for their first payout and must work a minimum of 60 days before the payout dates of January 1 and July 1 to be eligible.

Subject to Board approval, you will be granted stock options (the “Option”) to purchase 85,000 shares of the Company’s Common Stock at the fair market value price as of the day of grant. The Option will be issued pursuant to the Company’s Stock Incentive Plan and standard form of stock option agreement, copies of which will be provided to you separately.

All of your responsibilities and actions will at all times be subject to the appropriate approval of the CEO and the Board of Directors of the Company (the “Board”), and you will be reporting directly to Bryan LeBlanc, CFO. Unless you are required to travel on behalf of the Company, you will work at our Portland office. The Company may, in its discretion, change your position, duties, and work location from time to time as it deems necessary, although all efforts will be made to consult with you first.

You will be paid semi-monthly and you will be eligible for the standard Company benefits, which currently includes the following: medical insurance, dental insurance, life insurance, PTO, 401(k), and paid holidays. The standard Company benefits offerings may, at the Company’s discretion, be changed from time to time. Details about the current benefit plans are available for your review.

This offer is contingent upon the satisfactory completion of your reference and background check, including verification of any employment references you have provided and your legal entitlement to work in the United States. If the Company is unable to obtain such verification following reasonable efforts to do so, your employment will be terminated immediately.

jive software 915 sw stark street, suite 400, portland, or 97205 o 1.503.295.3700 f 1.503.961.1047 www.jivesoftware.com

As a Company employee, you will be expected to abide by Company rules and policies, which will be communicated to you by the Company, and may be modified from time to time with notice at the Company’s discretion.

The Company’s regular business hours are 8am-5pm, however, you will likely be expected to work additional hours as required by the nature of your work assignments.

You will be employed as an “at-will employee” of the Company, which means that you or the Company may terminate your employment at any time for any reason or no reason, with or without cause, and with or without advance notice. This at-will employment arrangement cannot be modified in any way except by a writing signed by you and the Company’s Chief Executive Officer.

As a condition of your employment, you will be required to sign and return the Employee Nonsolicitation, Noncompetition, Proprietary Information and Inventions Agreement enclosed with this letter on your first day of employment.

Please sign and date this letter, and return via email to erin.vanvoorhies@jivesoftware.com or fax to 503.296.2312 by Friday, April 1 if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on a mutually agreed upon date with your manager.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Vicki Ryan
Vicki Ryan, VP of Human Resources

Accepted:

/s/ Bill Pierznik
Bill Pierznik

3/29/11
Date

Attachment: Employee Nonsolicitation, Noncompetition Proprietary

Information and Inventions Agreement